UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2026

Warner Bros. Discovery, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34177

Delaware	35-2333914
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

230 Park Avenue South

New York, New York 10003

(Address of principal executive offices, including zip code)

212-548-5555

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[☐]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[☐]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[☐]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[☐]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Common Stock	WBD	Nasdaq Global Select Market
4.302% Senior Notes due 2030	WBDI30, WBDI30A	Nasdaq Global Market
4.693% Senior Notes due 2033	WBDI33, WBDI33A	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

First Lien Credit Agreement

On June 4, 2026, Discovery Global Holdings, Inc. (“DGH”), a wholly-owned subsidiary of Warner Bros. Discovery, Inc. (the “Company”), entered into that certain First Lien Credit Agreement (the “First Lien Credit Agreement”) among the Company, as holdco, DGH, as parent borrower, the designated subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. (“JPM”), as U.S. administrative agent and collateral agent, and J.P. Morgan SE, as non-U.S. administrative agent. The First Lien Credit Agreement provides for (i) 7-year $13,000 million U.S. dollar-denominated term loans (the “Initial Dollar Term Loans”) and (ii) 7-year €1,717 million Euro-denominated term loans (the “Initial Euro Term Loans” and, together with the Initial Dollar Term Loans, the “Initial Term Loans”).

On June 4, 2026, DGH borrowed the Initial Term Loans and used the net proceeds thereof, together with cash on the balance sheet, to repay in full $15,000 million of outstanding loans under that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended by that certain Amendment No. 1, dated as of February 18, 2026), by and among the Company, as parent, DGH, as borrower, the lenders from time to time party thereto and JPM, as administrative agent and collateral agent.

The Initial Dollar Term Loans bear interest, at DGH’s option, at (x) Term SOFR (as defined in the First Lien Credit Agreement) plus 2.50% per annum or (y) the Base Rate (as defined in the First Lien Credit Agreement) plus 1.50% per annum. The Initial Euro Term Loans bear interest at the EURIBOR Screen Rate (as defined in the First Lien Credit Agreement) plus 2.50% per annum. The Initial Term Loans mature on June 4, 2033, and the Initial Dollar Term Loans also amortize at 1.00% per annum (payable quarterly).

The obligations of DGH under the First Lien Credit Agreement are (i) secured by a lien on substantially all of the assets of the Company, DGH and certain wholly-owned domestic subsidiaries of the Company, subject to certain exceptions, and on a pari passu basis with the Company’s existing revolving credit facility and (ii) guaranteed by the Company and certain of its wholly-owned domestic subsidiaries, which are the same guarantors as under the Company’s existing revolving credit facility.

The First Lien Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. Negative covenants include, among others, covenants that restrict the ability of the Company and certain of its subsidiaries to engage in mergers, consolidations and asset sales, incur debt and liens, enter into transactions with affiliates, enter into burdensome agreements, pay dividends and certain other restricted payments and make certain restricted investments, in each case, as set forth in the First Lien Credit Agreement and subject to certain thresholds and exceptions. The First Lien Credit Agreement does not contain any financial maintenance covenant. The First Lien Credit Agreement also contains customary and other mandatory prepayments with respect to the Initial Term Loans.

Upon the occurrence of certain significant corporate events (including a change of control, such as the consummation of the previously disclosed proposed acquisition of the Company by Paramount Skydance Corporation) or certain other customary events constituting an event of default under the First Lien Credit Agreement, all loans outstanding under the First Lien Credit Agreement (including accrued interest and fees payable thereunder) may be declared immediately due and payable.

The foregoing description of the First Lien Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the First Lien Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	First Lien Credit Agreement, dated as of June 4, 2026, among Warner Bros. Discovery, Inc., Discovery Global Holdings, Inc., the designated subsidiary borrowers from time to time party thereto, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as U.S. administrative agent and collateral agent and J.P. Morgan SE, as non-U.S. administrative agent

101	Inline XBRL Instance Document - the instance document does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain exhibit(s) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2026	WARNER BROS. DISCOVERY, INC.

	By:	/s/ Gunnar Wiedenfels
	Name:	Gunnar Wiedenfels
	Title:	Chief Financial Officer